Exhibit 99.1

Provention Bio Reports Third Quarter 2022 Financial Results and

Provides Business Update

Continues to Advance Preparations for Potential U.S. Commercial Launch of Teplizumab

Ahead of November 17th FDA User Fee Goal Date

RED BANK, N.J., November 3, 2022 /PRNewswire/ — Provention Bio, Inc. (Nasdaq: PRVB), a biopharmaceutical company dedicated to intercepting and preventing immune-mediated disease, today reported financial results for the third quarter ended September 30, 2022 and provided a business update.

“Throughout the third quarter, we have continued to interact with the FDA in support of our resubmitted, breakthrough therapy designated, teplizumab BLA for the delay of clinical type 1 diabetes in at-risk individuals,” stated Ashleigh Palmer, Chief Executive Officer & Co-Founder, Provention Bio. “As we approach our upcoming November 17th FDA action date, we are pleased to report that we have received both the FDA’s proposed labelling and post-marketing requirements and commitments, and that these are generally consistent with our expectations. In parallel, we have been advancing our planning and preparations for the potential commercial launch of teplizumab and our recently announced co-promotion agreement, which allows us to leverage the expertise, capabilities, and commercial resources of Sanofi. Finally, we were able to strengthen our balance sheet by raising additional capital during the third quarter.”

Third Quarter 2022 and Recent Corporate Highlights:

Entered into Agreement with Sanofi to Support Potential U.S. Launch of Teplizumab

On October 6, 2022, the Company announced that it entered a co-promotion agreement with Sanofi U.S. for the potential launch of Provention’s lead investigational drug candidate, teplizumab. Teplizumab is currently under review by the U.S. Food and Drug Administration (FDA), for the delay of clinical type 1 diabetes (T1D) in at-risk individuals, with a user fee goal date of November 17, 2022.

The Company also granted Sanofi, in consideration of a non-refundable, one-time payment of $20.0 million, an exclusive, one-time right of first negotiation (ROFN) to obtain exclusive global rights to commercialize teplizumab for T1D in humans, subject to certain retained rights of the Company to engage in discussions with third parties with respect to certain transactions. Sanofi may exercise the ROFN until June 30, 2023, with an option to extend within 2023 under certain conditions. The Company received the $20.0 million payment in October from Sanofi.

Simultaneously with their entry into the co-promotion agreement, the Company and Sanofi entered into a Securities Purchase Agreement (the Purchase Agreement). Pursuant to the Purchase Agreement, if teplizumab is approved by the FDA, Sanofi has agreed to purchase $35.0 million of the Company’s common stock at a premium over the daily volume-weighted average per share price for the five consecutive trading days prior to the closing date. The closing date will be at Provention’s discretion and would occur no later than February 16, 2023.

Senior Leadership Addition

On September 19, 2022, the Company announced the appointment of Sarah O’Brien as Chief People Officer. Sarah brings more than 20 years of experience building strong employee culture and leading human resources within the biotech sector. She most recently served as Chief People Officer at Ardelyx, and has also served in prior senior leadership roles at Ohana Bioscience, Relay Therapeutics, Novartis, and Sobi, Inc.

$125.0 Million Term Loan Facility with Hercules Capital

On August 31, 2022, the Company entered into a term loan facility with Hercules Capital, Inc. The term loan facility provides for up to $125.0 million of term loans in the aggregate, available to be funded in up to five tranches. The first tranche in an amount equal to $25.0 million was drawn at closing. The Company may draw the second tranche in an amount equal to $40.0 million upon approval of teplizumab, subject to certain conditions. The third and fourth tranches will be available to the Company in an aggregate amount of up to $35.0 million, subject to satisfaction of certain conditions, including achievement of certain milestones. The availability of the fifth tranche of up to $25.0 million is subject to the approval of the lenders.

$60.0 Million Private Placement in July 2022

On July 7, 2022, the Company entered into a Securities Purchase Agreement with certain institutional purchasers, pursuant to which the Company sold, in a private placement, 13,318,535 shares of common stock and 13,318,535 warrants to acquire additional shares of common stock for aggregate gross proceeds of approximately $60.0 million, based on an offering price of $4.505 for each share plus one warrant (the July 2022 Private Placement). The warrants expire five years from the closing date of the transaction, have an exercise price of $6.00 per share and were immediately exercisable upon issuance, subject to other limitations on exercise as described in the warrants. Net proceeds from the transaction were $57.2 million after deducting fees for the placement agent of $2.4 million and other offering expenses of $0.4 million.

PROTECT Phase 3 Trial Evaluating Teplizumab in Patients with Recent Onset of Type 1 Diabetes

The Company is currently evaluating teplizumab in patients with newly diagnosed, insulin-dependent T1D in the Phase 3 PROTECT study. The Company reached target enrollment during the third quarter of 2021 and expects to report top-line data from the PROTECT study in the second half of 2023.

PREVAIL-2 Phase 2a Trial Evaluating PRV-3279 in Systemic Lupus Erythematosus

In the first quarter of 2022, the Company initiated a Phase 2a trial in Systemic Lupus Erythematosus (SLE) of PRV-3279, an investigational DART® (bispecific antibody-based molecule) targeting the B-cell surface proteins CD32B and CD79B. The PREVAIL-2 study is a Phase 2a proof-of-concept (POC) study in moderate-to-severe SLE patients induced into response with a short course of corticosteroids, and then monitored for relapse, after randomization to either PRV-3279 or placebo treatment. This study design enables the withdrawal of most concomitant medications and clear POC evaluation. The ongoing challenges of the COVID-19 pandemic have affected the PREVAIL-2 study enrollment, primarily due to resource constraints at the clinical site level and subdued patient interest in participating in clinical trials of immune modulatory agents.

The Company continues to expect to report top-line results of the PREVAIL-2 study in the second half of 2024.

PROACTIVE Phase 2b Study of Ordesekimab (AMG 714/PRV-015) in Non-Responsive Celiac Disease

The Company is conducting a Phase 2b dose-finding, placebo-controlled study of ordesekimab (AMG 714/PRV-015), an investigational anti-interleukin-15 monoclonal antibody in adults with non-responsive celiac disease. The study currently expects to enroll 220 adult celiac patients not responding to gluten-free diet.

The Company expects top-line results from the PROACTIVE study by the end of 2023.

PRV-101 Coxsackievirus B Vaccine (CVB)

Provention is developing PRV-101 for the prevention of CVB-triggered autoimmune damage to pancreatic beta cells that may progress to T1D and damage to intestinal cells that may lead to celiac disease.

In the first quarter of 2022, the Company announced results from the final analysis of the PROVENT (PROtocol for coxsackievirus VaccinE in healthy voluNTeers) study, a first-in-human PROVENT study of PRV-101, a polyvalent inactivated coxsackievirus B (CVB) vaccine candidate targeting all key CVB strains associated with type 1 diabetes autoimmunity. In this final analysis, 6 months following the final administered dose of the vaccine, PRV-101 met the primary safety endpoint and also showed durability of viral neutralizing antibody (VNT) responses.

The Company continues to seek and evaluate partnership opportunities to further the clinical development of PRV-101.

Third Quarter 2022 Financial Results

● Cash Position: Provention ended the third quarter of 2022 with $186.5 million of cash, cash equivalents and marketable securities.

● 2021 At-the-market (ATM) Program: Provention sold 7,263,808 shares of its common stock for aggregate net proceeds of $33.6 million, net of $1.1 million in sales commissions and other offering expenses, under the Company’s 2021 ATM Program during the third quarter of 2022. As of September 30, 2022, the Company had approximately $100.9 million of available capacity under the 2021 ATM Program.

● July 2022 Private Placement: Provention received net proceeds of $57.2 million upon the completion of the July 2022 Private Placement, after deducting fees for the placement agent of $2.4 million and other offering expenses of $0.4 million.

● Term Loan Facility: The Company entered into a Loan and Security Agreement with Hercules Capital, Inc. for up to $125.0 million of term loans in the aggregate, available to be funded in up to five tranches. The first tranche, equal to $25.0 million, was drawn on the closing date which provided the Company with net proceeds of $23.7 million, net of transaction costs. Interest expense was $0.3 million for the third quarter of 2022.

● Collaboration Revenue: The Company recognized collaboration revenue of $0.8 million during the third quarter of 2022, compared to $0.7 million for the third quarter of 2021, under its License Agreement with Hangzhou Zhongmei Huadong Pharmaceutical Co., Ltd.

● Research & Development (R&D): R&D expenses were $16.3 million for the third quarter of 2022, compared to $17.7 million for the third quarter of 2021. The decrease was driven by lower costs for the Company’s teplizumab program, including the PROTECT study, as target enrollment was reached in August 2021. R&D cost decreases were partially offset by increased costs for the PROACTIVE Phase 2b study (PRV-015) and the PREVAIL-2 Phase 2a study (PRV-3279).

● General & Administrative (G&A): G&A expenses were $13.5 million for the third quarter of 2022, compared to $10.0 million for the third quarter of 2021. The increase in G&A expenses is related primarily to an increase in the Company’s pre-commercial activities and associated costs as the company continues to prepare for the potential commercial launch of teplizumab.

● Net Loss: Net loss for the third quarter of 2022 was $28.6 million, or $0.34 per basic and diluted share, compared to a net loss of $27.0 million, or $0.43 per basic and diluted share, for the third quarter of 2021.

● Cash Based Operating Expenses: Cash-based operating expenses for the third quarter of 2022 were $26.4 million, which exclude non-cash, stock-based compensation expense of $3.3 million and depreciation expense of $0.1 million.

Financial Guidance:

The Company expects its cash-based operating expenses to be in the range of $40 million to $45 million for the fourth quarter of 2022, reflecting an increase in program spend as well as preparation for the potential commercial launch of teplizumab, assuming FDA approval in November.

Based on the Company’s current business plans, management believes that its cash, cash equivalents and marketable securities on hand as of September 30, 2022, together with the $20.0 million received in October 2022 under the Sanofi Co-Promotion Agreement, will be sufficient to fund the Company’s operating requirements for at least the next 12 months from the issuance of the Company’s financial statements for the quarter ended September 30, 2022.

If the Company’s teplizumab BLA resubmission is approved by the FDA, factors that could impact its cash runway include, but are not limited to, the success of the Company’s potential commercial launch, changes to estimated costs of commercialization, including the Company’s commitments under the Sanofi Co-Promotion Agreement, and potential milestone payments that may be triggered under the Company’s current agreements, including with MacroGenics.

Conference Call and Webcast Information:

Provention Bio will discuss these business updates and third quarter financial results via conference call today at 8:00 am ET. To access the call, please dial 1-888-347-7861 (domestic) or 1-412-902-4247 (international) ten minutes prior to the start time and ask to be connected to the “Provention Bio Call.” An audio webcast will also be available on the “Events and Webcasts” page of the Investors section of the Company’s website, www.proventionbio.com. An archived webcast will be available on the Company’s website approximately two hours after the conference call.

About Provention Bio, Inc.:

Provention Bio, Inc. (Nasdaq: PRVB) is a biopharmaceutical company focused on advancing the development of investigational therapies that may intercept and prevent debilitating and life-threatening immune-mediated diseases. The Biologics License Application (BLA) for teplizumab, its lead investigational drug candidate, for the delay of progression to Stage 3 clinical type 1 diabetes in at-risk individuals has been filed by the U.S. Food and Drug Administration (FDA) and has a user fee goal date of November 17, 2022. The Company’s pipeline includes additional clinical-stage product candidates that have demonstrated in pre-clinical or clinical studies proof-of-mechanism and/or proof-of-concept in other autoimmune diseases, including celiac disease and lupus. Visit www.ProventionBio.com for more information and follow us on Twitter: @ProventionBio.

Internet Posting of Information:

Provention Bio, Inc. uses its website, www.proventionbio.com, as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation F.D. Such disclosures will be included on the Company’s website in the “News” section. Accordingly, investors should monitor this portion of the Company’s website, in addition to following its press releases, SEC filings and public conference calls and webcasts.

Forward Looking Statements:

Certain statements in this press release are forward-looking, including but not limited to, statements relating to our product pipeline and delivery of key catalysts throughout the course of the next 24 months; the Company’s planned regulatory interactions; the medical need in at-risk T1D patients, the potential approval of teplizumab and therapeutic effects and safety of teplizumab in at-risk T1D patients; the FDA’s review and potential approval of teplizumab and potential regulatory and commercialization timeline; the potential impact of FDA decisions on PK comparability and the BLA resubmission for at-risk patients on the PROTECT study; the potential impact of the co-promotion agreement with Sanofi on the teplizumab launch; anticipated timing for the Phase 2a trial of PRV-3279; anticipated enrollment in the PROACTIVE study; anticipated timing of top-line results for our product candidates; our current expectations regarding the ability of our cash, cash equivalents and marketable securities to fund our current operating requirements for at least the next 12 months; and expected cash-based operating expenses for the fourth quarter of 2022. These statements may be identified by the use of forward-looking words such as “will,” “may,” “believe,” “plans,” and “expect,” among others. These forward-looking statements are based on the Company’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks related to additional delays in or failure to obtain FDA approvals for teplizumab or in the development plans for the Company’s other Company product candidates and the potential for noncompliance with FDA regulations and requirements; any inability to successfully work with the FDA to find a satisfactory solution to address its concerns in a timely manner or at all, including during the FDA’s review of the teplizumab BLA resubmission; any inability of the BLA resubmission or our response to FDA requests to satisfactorily address other matters cited in the CRL including relating to PK comparability, product quality, the safety update required by the FDA or any other FDA requirements for an approval of teplizumab; the potential impacts of COVID-19 on our business and financial results; changes in law, regulations, or interpretations and enforcement of regulatory guidance; uncertainties of patent protection and litigation; the Company’s dependence upon third parties; substantial competition; the Company’s need for additional financing and the risks listed under “Risk Factors” in the Company’s quarterly report on Form 10-Q for the third quarter ended September 30, 2022 and any subsequent filings with the Securities and Exchange Commission. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. Provention does not undertake an obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable law. The information set forth herein speaks only as of the date hereof.

Investor Contact:

Kristen Kelleher, Manager, Investor Relations
investorrelations@proventionbio.com

Brendan Strong, Argot Partners
Proventionbio@argotpartners.com
212-600-1902

Media Contact:

Kaelan Hollon
VP, Corporate Communications
khollon@proventionbio.com
202-421-4921

Financial Tables to Follow

Provention Bio, Inc.

Selected Financial Data

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(unaudited)		(unaudited)
Statement of Operations Data:
Collaboration revenue	$756	$678	$2,082	$678
Operating expenses:
Research and development	16,339	17,724	50,271	54,379
General and administrative	13,495	10,031	39,803	36,017
Total operating expenses	29,834	27,755	90,074	90,396
Loss from operations	(29,078)	(27,077)	(87,992)	(89,718)
Interest income, net	700	55	903	114
Interest expense	(255)	—	(255)	—
Loss before income tax benefit	(28,633)	(27,022)	(87,344)	(89,604)
Income tax benefit	—	—	7,056	1,000
Net loss	$(28,633)	$(27,022)	$(80,288)	$(88,604)

Net loss per common share, basic and diluted	$(0.34)	$(0.43)	$(1.14)	$(1.41)
Weighted average common shares outstanding, basic and diluted	83,119	63,375	70,484	63,008

	September 30, 2022	December 31, 2021
	(unaudited)
Balance Sheet Data:
Cash, cash equivalents and marketable securities	$186,528	$127,132
Total assets	$193,913	$135,621
Total liabilities	$49,144	$24,887
Accumulated deficit	$(372,362)	$(292,074)
Total stockholders’ equity	$144,769	$110,734